UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 8, 2006

AMERICAN ITALIAN PASTA COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-13403	84-1032638
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Identification Employer No.)

4100 N. Mulberry Drive, Suite 200, Kansas City, Missouri	64116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(816) 584-5000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On February 14, 2006, American Italian Pasta Company (the “Company”) filed a Form 8-K (the “Original Form 8-K”) regarding plans approved by the Board of Directors on February 8, 2006 for the divestiture of the Company’s Eddie’s and Mrs. Leeper’s specialty pasta brands, the permanent closure and divestiture of the Kenosha, Wisconsin plant and the divestiture of certain other assets. The information contained in the Original Form 8-K is incorporated herein by reference. The Company has now determined updated impairment charges with respect to these items. The Company is filing this amendment to the Original Form 8-K to update the disclosure therein concerning impairment charges and related costs and expenses.

Specialty Brand Divestments: The Company has recently received an offer to buy the specialty pasta brands for approximately $0.9 million and anticipates closing on the sale in July 2006. As a result, impairment charges are now expected to be approximately $4.3 million.

Kenosha Plant Divestment: The Company’s efforts to divest the Kenosha, Wisconsin facility have also progressed and it expects to sell in separate transactions (i) the related building and real estate, and (ii) certain of the plant manufacturing equipment. The Company has entered into a non-binding letter of intent to sell the building and real estate for net cash proceeds of approximately $6.0 million. The sale is expected to close in July 2006 and the Company is continuing its efforts to sell the manufacturing assets. Based on the anticipated real estate transaction, the value of assets transferred to other plants and the estimated market value of the equipment to be sold, the Company now expects impairment charges for the permanent closing of the Kenosha facility to aggregate approximately $22.5 million (excluding contract termination costs that may be incurred).

Other Asset Divestments: The Company’s efforts to divest certain other identified assets have resulted in the completion of the sale of the Company's fractional aircraft interest and a parcel of undeveloped land in the second fiscal quarter of 2006. These sales generated approximately $1.7 million of net cash proceeds. The Company is continuing its efforts to divest certain manufacturing equipment no longer used in its operations. These other asset divestments are now expected to result in total asset impairment charges of approximately $3.5 million.

The impairment charges discussed above include all related selling or other costs and expenses, except for contract termination costs related to the closure of the Kenosha plant, which cannot currently be estimated. The Company does not anticipate any further charges, costs or cash expenditures with respect to these matters.

Item 2.06 Material Impairments.

The information set forth under Item 2.05 above is incorporated by reference into this Item 2.06.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995.

The statements made in this Form 8-K/A are forward-looking and are based on current expectations. Actual future results or events could differ materially from those anticipated by such forward-looking statements. The differences could be caused by a number of factors, including, but not limited to, the completion and findings of the Audit Committee investigation, the Company’s review of its financial statements, a review and/or audit of the Company’s financial statements by its independent registered public accounting firm, the SEC staff review, and the conclusions reached regarding financial reporting. The Company will not update any forward-looking statements in this Form 8-K/A to reflect future events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 8, 2006	AMERICAN ITALIAN PASTA COMPANY
	By:	/s/ George D. Shadid
George D. Shadid
Chief Financial Officer